James Stafford

James Stafford
Chartered Accountants*
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
* Incorporated professional

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 21 July 2006, with respect to the balance sheet of Typhoon Tunes Inc. as at 31 May 2006, and the related statement of operations, cash flows and the changes in stockholder’s deficiency from the date of inception on 30 August 2005 to 31 May 2006 in the Form 10-KSB of Typhoon Tunes Inc.

                                                                                /s/ “James Stafford”

Vancouver, Canada
Chartered Accountants

10 August 2006